Exhibit 99.1

LANCER ANNOUNCES AUDIT COMMITTEE INVESTIGATION

SAN ANTONIO, TEXAS, June 17, 2003—Lancer Corporation (AMEX: LAN) announced today that its Audit Committee is conducting an investigation related to allegations concerning Lancer raised by a lawsuit against The Coca-Cola Company by a former Coca-Cola employee.  The Audit Committee has engaged the law firm of Gardere Wynne Sewell LLP as independent counsel in connection with the investigation.  The accounting firm PricewaterhouseCoopers LLP has also been retained to assist in the investigation.  The Audit Committee promptly determined to conduct the investigation upon being advised by senior management of the allegations in the lawsuit.  The Audit Committee expects to report its findings to Lancer’s Board of Directors as soon as the investigation is complete.  Lancer will not comment on matters related to the investigation until such time.  Lancer has advised the Securities and Exchange Commission staff of the Audit Committee’s investigation, and understands that the SEC staff intends to request documents from Lancer pursuant to an informal inquiry.  Lancer intends to fully cooperate with the staff’s inquiry.

This press release contains various forward-looking statements and information that are based on management’s belief as well as assumptions made by and information currently available to management. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Contact:	Scott Adams
Lancer Corporation
6655 Lancer Blvd.
San Antonio, Texas 78219
(210) 310-7065